                                                                               .
                                                                               .
                                                                               .
                                                                    Exhibit 99.1



                          [KB HOME PRESS RELEASE LOGO]

FOR RELEASE, THURSDAY, JUNE 19, 2003     FOR FURTHER INFORMATION CONTACT:
------------------------------------     --------------------------------
   2:30 PM PACIFIC DAYLIGHT TIME         James Gonzalez, Investor Relations
                                         (310) 231-4033 or jagonzalez@kbhome.com
                                         Kate Mulhearn, Media Contact
                                         (310) 231-4147 or kmulhearn@kbhome.com


       KB HOME REPORTS RECORD SECOND QUARTER RESULTS; RAISES EPS ESTIMATES
          REVENUES OF $1.44 BILLION, UP 26%; EPS IMPROVES 37% TO $1.94 BACKLOG UP 29% TO $3.40 BILLION; FULL YEAR EPS ESTIMATE RAISED TO $8.20

      Los Angeles, CA, June 19, 2003 - KB Home (NYSE: KBH), one of the largest homebuilders in the United States and France, today announced record financial results for its second quarter ended May 31, 2003. Highlights include:

- The Company's total revenues in the second quarter of 2003 rose to $1.44 billion, the highest level for any second quarter in the Company's history, increasing 26% from $1.14 billion in 2002. The record top-line growth stemmed primarily from higher housing and commercial revenues.

- Total operating income for the Company increased 30% to a record $132.4 million in the second quarter of 2003 from $102.1 million in the same quarter of 2002. Construction operating income increased 40% to $122.3 million in the second quarter of 2003 from $87.3 million in 2002, while the operating margin rose 80 basis points to 8.6%. These improvements reflected a year-over-year increase of 140 basis points in the housing gross margin to 21.8% in 2003.

- Net income increased 27% to a new second quarter record of $81.4 million in 2003 from $64.1 million in the second quarter of 2002. Diluted earnings per share also reached an all-time second quarter high of $1.94 in 2003, increasing 37% from the previous high of $1.42 per diluted share recorded in the second quarter of 2002. The Company's diluted average shares outstanding decreased approximately 7% in the second quarter of 2003 from the year-earlier quarter due to share repurchases made by the Company. The Company repurchased a total of 1.25 million of its common shares at an aggregate price of $59.6 million during the first six months of 2003, including 750,000 shares repurchased in the second quarter.

- Company-wide net orders for the quarter ended May 31, 2003 totaled 8,397 and established a new record for the most net orders posted in any single quarter in the Company's history. Second quarter net orders rose 17% from the 7,195 net orders recorded for the same quarter of 2002. The Company's West Coast region net orders strengthened from the first quarter of 2003, while net orders in the Company's Southwest and Southeast regions also continued their favorable trend.

- Backlog at May 31, 2003, in terms of both units and dollars, was the highest of any quarter-end in the Company's history. Revenues in backlog at May 31, 2003 totaled approximately $3.40 billion, up 29% from the same period of 2002, providing a solid foundation for the Company's 2003 fiscal year projections. The Company's backlog at May 31, 2003 stood at 16,103 units, which was up 2,362 units or 17% from 13,741 at May 31, 2002.

      "With revenue growth of 26% and a diluted earnings per share increase of 37%, the Company generated strong second quarter results reflecting its proven operating strategy and a housing business environment supported by the continued downshift in mortgage rates and strong price appreciation," said Bruce Karatz, chairman and chief executive officer. "For the remainder of 2003, we expect to continue to benefit from favorable housing market conditions, including the combination of healthy demand and constrained land supply, and will continue to leverage our size to generate further operating efficiencies in the future."

      Total revenues for the second quarter of 2003 amounted to $1.44 billion, up 26% from the year-earlier quarter. In the second quarter of 2003, housing revenues rose 22% to $1.35 billion from $1.11 billion in the year-earlier quarter reflecting higher unit delivery volume and higher average selling prices. Unit deliveries increased 5% to 6,344 in the second quarter of 2003 from 6,052 in the same quarter of 2002, while the Company's overall average selling price rose 15% to $212,200 in 2003 from $184,300 in 2002. The year-over-year growth in the Company's average selling price in 2003 reflected increases in all of the Company's geographic regions except the Southeast, where the Company's expansion into Raleigh, Charlotte and Atlanta, with the acquisition of Colony Homes completed during the second quarter, resulted in a lower average selling price. Commercial revenues rose to $73.1 million for the quarter ended May 31, 2003 from $9.2 million in the same quarter of 2002 primarily due to the sale of an office building by the Company's French commercial business.

      Net income rose to $81.4 million in the second quarter of 2003 from $64.1 million in the second quarter of 2002, mainly from construction activities as the combination of higher unit delivery volume and operating margin drove the Company's net income to a new second quarter record. Construction pretax income for the second quarter increased 38% to $111.3 million in 2003 from $80.9 million in the year-earlier quarter, reflecting an 80 basis-point improvement in operating margin to 8.6%. The Company's housing gross margin rose 140 basis-points to 21.8% for the three months ended May 31, 2003 compared to 20.4% for the same period of 2002, mainly due to price increases in the Company's West Coast region and the strength of the markets in which the Company operates.

      With more than two quarters of projected 2003 deliveries in backlog at May 31, 2003, the Company's backlog value reached approximately $3.40 billion compared to $2.64 billion at May 31, 2002. "Our 8,397 net orders for the second quarter were the highest for any quarter in our history and contributed greatly to our backlog value improving 29% on a year-over-year basis and establishing a new Company record," said Karatz.

"With the solid results we posted in the first half of 2003 and the backlog supporting our projections for the remainder of the year, we are cautiously optimistic. Therefore, we have raised our earnings per share estimate for 2003 to $8.20."

      While promoting the growth of its business, the Company continued to effectively manage its financial leverage. The Company's financial structure at May 31, 2003 compared favorably to earlier periods as the ratio of debt to total capital at May 31, 2003 improved 150 basis-points to 48.7% from 50.2% at February 28, 2003 and was lower than the 49.9% ratio at May 31, 2002. "The improvement in the Company's leverage reflects our commitment to maintaining a balanced approach to managing the Company's financial resources," Karatz commented. "During the second quarter, we completed the acquisition of Colony Homes, invested in the growth of our existing operations and repurchased shares of the Company's common stock -- all without significantly adding to debt. The financial flexibility we continue to maintain has given us the opportunity to actively pursue our strategic goals."

      For the six months ended May 31, unit deliveries totaled 11,607 in 2003 and 11,133 in 2002. Total revenues for the first half of 2003 totaled $2.54 billion, up 23% from $2.06 billion for the same period of 2002. Net income for the six months ended May 31, 2003 rose 26% to $134.2 million from $106.7 million for the first six months of 2002, while diluted earnings per share increased 35% to $3.19 from $2.36 in 2002.

THE CONFERENCE CALL ON THE SECOND QUARTER 2003 EARNINGS WILL BE BROADCAST LIVE TOMORROW AT 8:00 AM PACIFIC DAYLIGHT TIME, 11:00 AM EASTERN DAYLIGHT TIME. TO LISTEN, PLEASE GO TO THE INVESTOR RELATIONS SECTION OF THE COMPANY'S WEB SITE AT WWW.KBHOME.COM.

      KB Home is one of America's premier homebuilders with domestic operating divisions in the following regions and states: West Coast -- California; Southwest -- Arizona, Nevada and New Mexico; Central -- Colorado and Texas; and Southeast -- Florida, Georgia and North Carolina. Kaufman & Broad S.A., the Company's majority-owned subsidiary, is one of the largest homebuilders in France. In fiscal 2002, the Company delivered 25,565 homes in the United States and France. It also operates KB Home Mortgage Company, a full-service mortgage company for the convenience of its buyers. Founded in 1957, KB Home is a Fortune 500 company listed on the New York Stock Exchange under the ticker symbol "KBH." For more information about any of KB Home's new home communities, call 1-888-KB-HOMES or visit the Company's Web site at www.kbhome.com.

Except for the historical information contained herein, certain matters discussed in this press release are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995, including any statements concerning future financial performance, business and prospects, and future Company actions and their expected results. These forward-looking statements are subject to risks, uncertainties and assumptions including, but not limited to, the continued impact of terrorist activities and U.S. response, accelerating recessionary trends and other adverse changes in general economic conditions, material prices, labor costs, interest rates, the secondary market for loans, consumer confidence, competition, currency exchange rates (insofar as they affect the Company's operations in France), environmental factors, government regulations affecting the Company's operations, the availability and cost of land in desirable areas, unanticipated violations of Company policy, unanticipated legal proceedings, and conditions in the capital, credit and homebuilding markets. See the Company's Annual Report on Form 10-K and its Annual Report to Shareholders for the year ended November 30, 2002 and its other filings for a further discussion of these and other risks and uncertainties applicable to the Company's business.

                                      # # #
                                 (TABLES FOLLOW)
                                      # # #

                                     KB HOME
                        CONSOLIDATED STATEMENTS OF INCOME
         For the Six Months and Three Months Ended May 31, 2003 and 2002
              (In Thousands, Except Per Share Amounts - Unaudited)

                                             Six Months                        Three Months
                                    ----------------------------      ----------------------------
                                        2003             2002             2003             2002
                                    -----------      -----------      -----------      -----------
TOTAL REVENUES                      $ 2,535,054      $ 2,055,319      $ 1,440,104      $ 1,139,654
                                    ===========      ===========      ===========      ===========

CONSTRUCTION:

  Revenues                            2,502,312        2,015,856        1,420,886        1,116,645
  Costs and expenses                 (2,293,329)      (1,865,467)      (1,298,624)      (1,029,306)
                                    -----------      -----------      -----------      -----------

  Operating income                      208,983          150,389          122,262           87,339

  Interest income                         1,473            2,583              715              884
  Interest expense, net of
     amounts capitalized                (15,998)         (14,941)          (5,552)          (6,342)
  Minority interests                     (8,695)          (4,287)          (6,620)          (2,428)
  Equity in pretax income of
   unconsolidated joint ventures            689            2,598              521            1,440
                                    -----------      -----------      -----------      -----------

  Construction pretax income            186,452          136,342          111,326           80,893
                                    -----------      -----------      -----------      -----------

MORTGAGE BANKING:

  Revenues:

     Interest income                      8,063           11,149            3,608            5,671
     Other                               24,679           28,314           15,610           17,338
                                    -----------      -----------      -----------      -----------
                                         32,742           39,463           19,218           23,009

  Expenses:

     Interest                            (3,838)          (5,557)          (1,668)          (2,565)
     General and administrative         (15,043)         (10,922)          (7,402)          (5,675)
                                    -----------      -----------      -----------      -----------

  Mortgage banking pretax income         13,861           22,984           10,148           14,769
                                    -----------      -----------      -----------      -----------

TOTAL PRETAX INCOME                     200,313          159,326          121,474           95,662

Income taxes                            (66,100)         (52,600)         (40,100)         (31,600)
                                    -----------      -----------      -----------      -----------

NET INCOME                          $   134,213      $   106,726      $    81,374      $    64,062
                                    ===========      ===========      ===========      ===========

BASIC EARNINGS PER SHARE            $      3.36      $      2.50      $      2.05      $      1.50
                                    ===========      ===========      ===========      ===========

DILUTED EARNINGS PER SHARE          $      3.19      $      2.36      $      1.94      $      1.42
                                    ===========      ===========      ===========      ===========

BASIC AVERAGE SHARES OUTSTANDING         39,896           42,673           39,622           42,696
                                    ===========      ===========      ===========      ===========
DILUTED AVERAGE SHARES
    OUTSTANDING                          42,139           45,131           41,979           45,175
                                    ===========      ===========      ===========      ===========

                                     KB HOME
                            SUPPLEMENTAL INFORMATION
         For the Six Months and Three Months Ended May 31, 2003 and 2002
                                   (Unaudited)

                                         Six Months                   Three Months
                                 -------------------------     -------------------------
CONSTRUCTION REVENUES:              2003           2002            2003           2002
                                 -------------------------     -------------------------
   Housing                       $2,407,992     $2,000,827     $1,346,336     $1,107,002
   Commercial                        90,392         12,771         73,109          9,187
   Land                               3,928          2,258          1,441            456
                                 ----------     ----------     ----------     ----------
      Total                      $2,502,312     $2,015,856     $1,420,886     $1,116,645
                                 ==========     ==========     ==========     ==========

                                        Six Months                  Three Months
                                 -------------------------     -------------------------
COSTS AND EXPENSES:                 2003           2002           2003           2002
                                 ----------     ----------     ----------     ----------
   Construction and land costs   $1,958,916     $1,607,600     $1,110,887     $  887,799
   Selling, general and
     administrative expenses        334,413        257,867        187,737        141,507
                                 ----------     ----------     ----------     ----------
      Total                      $2,293,329     $1,865,467     $1,298,624     $1,029,306
                                 ==========     ==========     ==========     ==========

                                       Six Months               Three Months
                                 ---------------------     ---------------------
AVERAGE SALES PRICES:              2003         2002         2003         2002
                                 --------     --------     --------     --------
   West Coast                    $352,700     $300,300     $356,400     $299,800
   Southwest                      175,600      173,300      179,700      175,000
   Central                        150,700      144,900      152,300      145,800
   Southeast                      158,500      168,700      155,300      165,600
   France                         200,500      149,600      234,900      157,000
                                 --------     --------     --------     --------
      Total                      $207,500     $181,400     $212,200     $184,300
                                 ========     ========     ========     ========

                                     Six Months         Three Months
                                 -----------------     ---------------
NET ORDERS:                       2003       2002      2003      2002
                                 ------     ------     -----     -----
   West Coast                     3,253      3,589     1,898     1,892
   Southwest                      3,969      3,034     2,015     1,522
   Central                        3,976      4,768     2,023     2,467
   Southeast                      1,770        313     1,346       196
   France                         1,978      1,931     1,115     1,117
                                 ------     ------     -----     -----
      Total                      14,946     13,635     8,397     7,194
                                 ======     ======     =====     =====
UNCONSOLIDATED JOINT VENTURES:       --         14        --         1
                                 ======     ======     =====     =====

                                     Six Months          Three Months
                                 -----------------     ---------------
UNIT DELIVERIES:                  2003       2002      2003      2002
                                 ------     ------     -----     -----
   West Coast                     2,424      2,015     1,263     1,152
   Southwest                      2,954      2,658     1,579     1,412
   Central                        3,224      4,479     1,624     2,413
   Southeast                      1,295        268       954       152
   France                         1,710      1,610       924       876
                                 ------     ------     -----     -----
      Total                      11,607     11,030     6,344     6,005
                                 ======     ======     =====     =====
UNCONSOLIDATED JOINT VENTURES:       --        103        --        47
                                 ======     ======     =====     =====

                                      May 31, 2003              May 31, 2002
                                 ---------------------     ---------------------
BACKLOG DATA:                    Backlog     Backlog       Backlog      Backlog
                                  Units       Value         Units        Value
                                 ------     ----------      -----     ----------
West Coast                        3,209     $1,117,856      3,217     $  977,628
Southwest                         3,810        685,870      2,927        512,544
Central                           4,411        659,443      4,884        720,447
Southeast                         2,240        364,279        371         61,586
France                            2,433        571,755      2,333        365,147
                                 ------     ----------     ------     ----------
      Total                      16,103     $3,399,203     13,732     $2,637,352
                                 ======     ==========     ======     ==========
UNCONSOLIDATED JOINT VENTURES:       --     $       --          9     $    1,809
                                 ======     ==========     ======     ==========